Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

March 27, 2012

Conestoga Funds

259 N. Radnor-Chester Road

Radnor Court, Suite 120

Radnor, PA 19087

Re:

Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel for Conestoga Funds, a Delaware statutory trust (the “Trust”), organized under a Trust Instrument dated February 5, 2002, as Amended and Restated on July 17, 2002 (the “Trust Instrument”) in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to a Registration Statement on Form N-1A (File Nos. 33-90720 and 811-21120), of shares of beneficial interest representing interests in an additional series, or fund, of the Trust known as the Conestoga Mid Cap Fund.  The Conestoga Mid Cap Fund has two classes of shares:  Investors Class shares and Institutional Class shares. The Trust is authorized to issue an unlimited number of shares of each class.  These classes are hereinafter referred to as the “Shares.”  The aforesaid Registration Statement, as amended to the effective date of Post-Effective Amendment No. 18 to the Trust’s Registration Statement on Form N-1A (“PEA No. 18”), is referred to hereinafter as the “Registration Statement.”

We have reviewed the Registration Statement and the Trust’s Trust Instrument, as amended, its by-laws and certain resolutions adopted by its Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.

Based on the foregoing, we are of the opinion that the Shares registered under the Registration Statement will be, when issued against payment therefor as described therein, legally issued, fully paid and non-assessable by the Trust, and that, under Delaware law, the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of PEA No. 18.  Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Counsel” in the Statement of Additional Information included in PEA No. 18. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP

PHTRANS/ 1181407. 2